Exhibit 99.1

National & Retail Trades and First Call

For release: August 31, 2006 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS AUGUST COMPARABLE STORE SALES
INCREASE OF 5.2 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – August 31, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended August 26, 2006 increased 13.1 percent over the four-week period ended August 27, 2005. On a comparable store basis, sales increased 5.2 percent.

For the 30 weeks ended August 26, 2006, total sales were up 14.7 percent over the 30 weeks ended August 27, 2005.  On a comparable store basis, sales for the 30 weeks increased 6.0 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	August 26,	August 27,	All	Comp
	2006	2005	Stores	Stores

August	$ 1,139.3	$ 1,007.5	13.1%	5.2%
YTD	$ 7,615.5	$ 6,638.4	14.7%	6.0%

On August 26, 2006, the Company operated 749 stores in 43 states, compared with 674 stores in 40 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EDT on Thursday, August 31 until 8:30 PM EDT Friday, September 1).  The dial-in number for the replay is (719) 457-0820, and the pass code is 4922426.

Investor Conference

The Company will host an investor conference in Tampa, Florida on October 4, 2006, with a management presentation scheduled for approximately 12:30 PM (EDT). If you are interested in attending and have not received an invitation, please send an e-mail to AnalystConf06Tampa@kohls.com to request additional information.

Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to October 2006), or through Premiere Global Services' web site located at http://www.vcall.com/IC/CEPage.asp?ID=108616. To listen to the presentation, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available through November 3, 2006. To listen to the audio replay, dial (719) 457-0820 and enter pass code 4948839.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464